Exhibit 4.12

Capital Injection Agreement

among

China Life Insurance Asset Management Company Limited

and

China Life Insurance (Group) Company

and

China Life Insurance Company Limited

This agreement (this “Agreement”) is entered into on February 10, 2009 in Beijing among:

Party A: China Life Insurance Asset Management Company Limited

Address: 14/F to 18/F, China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Legal representative: Miao Jianmin

Party B: China Life Insurance (Group) Company

Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Legal representative: Yang Chao

Party C: China Life Insurance Company Limited

Address: China Life Tower, No. 16 Chao Wai Street, Chao Yang District, Beijing

Legal representative: Yang Chao

Whereas:

(1)	Party A, Party B and Party C are companies duly organized and validly existing under the laws of the People’s Republic of China (“PRC”). As of the date of this Agreement, the registered capital of Party A is 1 billion Yuan. Specifically, Party B’s and Party C’s contributions account for 40% and 60% of Party A’s registered capital respectively.

(2)	To help improve Party A’s capital strength and increase its competitiveness, Party B and Party C intend to increase Party A’s registered capital to 3 billion Yuan from 1 billion Yuan. Out of which, 200 million Yuan will be contributed with the undistributed profit of existing shareholders and 1.8 billion Yuan will be contributed with cash. The increased registered capital will be allocated between Party B and Party C, which are the existing shareholders of Party A, in accordance with their respective original contribution proportions.

It is hereby agreed as follows through consultations among Party A, Party B and Party C:

Article 1. Terms and interpretation

1.1 Terms

Under this Agreement, unless otherwise provided, the following terms shall have the meanings set out below:

“Approval Authorities” refers to the State Council and its affiliated ministries and departments which, according to applicable laws, have the authority to approve issues regarding the Capital Increase, including, without limitation, to China Insurance Regulatory Commission (the “CIRC”).

“Approval on Capital Increase” refers to the approval on the capital increase by all competent Approval Authorities.

“Date of Approval on Capital Increase” refers to the date on which Approval Authorities approve the Capital Increase; in the event that the Capital Increase is subject to approvals by different Approval Authorities, Date of Approval on Capital Increase refers to the date on which all the approvals from all Approval Authorities on all issues of the Capital Increase are obtained.

“Organization Documents” refers to, with respect to any party hereto, the articles of associations, business license, approval certificate, shareholders’ agreement/sponsors’ agreement, or any equivalent management documents or organization documents, and any amendment to such documents.

“Applicable laws” refers to, with respect to any party hereto, any public, effective and applicable laws, regulations, decisions, orders, local regulations, autonomous statutes, specific regulations, departmental rules of the State Council and local government rules that are applicable to such party or binding upon such party or any properties of such party, as well as other legally binding normative documents.

“PRC” refers to the People’s Republic of China. For the purposes of this Agreement, PRC does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Working day” refers to any calendar day except Saturday, Sunday and PRC public holidays.

“Yuan” refers to Renminbi (“RMB”) Yuan, the official currency of the PRC.

1.2 Interpretation

Under this Agreement, unless the context requires otherwise:

(1) Any reference to this Agreement includes reference to the amendment hereto or supplementary documents of this Agreement;

(2) Any reference to articles refers to the articles under this Agreement;

(3) The headings of this Agreement are for convenience only, and shall not constitute any interpretation of this Agreement, or define the content or the scope of the content under such headings;

(4) Any reference to any party under any documents includes references to such party’s successors and authorized assignee.

Article 2. Method of the Capital Increase

In accordance with the terms and conditions under this Agreement, Party B and Party C agree to increase Party A’s registered capital in the following ways: (1) Party B will contribute to Party A with an amount of 720 million Yuan in cash, and Party B’s undistributed profit in Party A, which is 80 million Yuan, will be converted to a part of Party A’s registered capital; (2) Party C will contribute to Party A with an amount of 1.08 billion Yuan in cash, and Party C’s undistributed profit in Party A, which is 120 million Yuan, will be converted to a part of Party A’s registered capital.

Article 3. Payment of the price

3.1 Payment

Party A notifies Party B and Party C of a request for payment. Party B and Party C shall, within five working days upon the receipt of such notification, remit the total cash contribution price as specified under Article 2 of this Agreement in full to the account specified by Party A below or to the account otherwise designated in such notification.

Account name: China Life Insurance Asset Management Company Limited

Account No.: 0200041709023103230

Account opening bank: Industrial and Commercial Bank of China, the branch located at Fucheng Road

Bank No.: 417

(1) Following the remittance of the above said cash contribution price by Party B and Party C to the account designated by Party A, Party A shall, within three working days, issue relevant document to Party B and Party C confirming the receipt of such price.

(2) With respect to the aforesaid cash contribution price paid by Party B and Party C to Party A, any interest incurred during the period from the payment date to the date on which Party A completes the industrial and commercial alteration registration for the Capital Increase belongs to Party A.

Article 4. Capital verification and alteration registration

Following Party B’s and Party C’s payments of the aforesaid cash contribution price as specified under Article 3, Party A shall, within five working days, retain an accounting firm to verify the Capital Increase. After such verification, Party A shall promptly go through the approval procedures with the CIRC pursuant to applicable PRC laws and regulations; complete the industrial and commercial alteration registration; file the amended articles of associations with the authority responsible for corporation registration and the CIRC, and issue new shareholder contribution certificates to Party B and Party C, respectively, based on the contribution made by Party B and Party C during the Capital Increase.

Within one month upon the effectiveness of this Agreement, Party A shall be responsible for accomplishing all procedures necessary to the Capital Increase, including without limitation to: revising the articles of associations according to the covenant hereunder, issuing new contribution certificates to shareholders and going through industrial and commercial alteration registration.

Article 5. Party A’s representations, undertakings and warranties

Party A hereby represents, undertakes and warrants to Party B and Party C that:

5.1 Organization and status

Party A is a company with limited liability duly organized and validly existing under PRC laws and operating in conformity with PRC laws and regulations. Party A has sound organization and operates well within its business scope. Party A has full rights and power regarding its engagement in business operations, being in possession of and using the property it claims being entitled to possess and use, and its performance and exercise of the obligations and rights under applicable agreements.

5.2 Authorization, no conflicts

(1) Authorization. Unless otherwise specified herein, Party A has obtained all necessary authorizations to execute and perform this Agreement, and to complete the Capital Increase. Upon taking effect, this Agreement would constitute legal, effective and binding obligations of Party A.

(2) No conflicts. Party A’s execution of this Agreement and its fulfillment of the Capital Increase will not: 1) result in Party A’s breach of any provisions under Party A’s organization documents or any resolutions passed at Party A’s board meetings or shareholders’ meetings; 2) conflict with or result in the violation of any agreements, or any provisions or specifications under any documents binding upon Party A and to which Party A is a party, or result in a default under such contracts or documents; or 3) result in the violation of any applicable laws.

5.3 Shareholding structure

(1) As of the date of this Agreement, the registered capital and paid-up capital of Party A are both 1 billion Yuan. The shareholding structure is as follows:

Serial No.	Name of shareholder	Contribution amount	Shareholding percentage
1.	China Life Insurance (Group) Company	400 million Yuan	40%
2.	China Life Insurance Company Limited	600 million Yuan	60%

(2) Upon the completion of the Capital Increase by Party A, Party A’s registered capital and paid-up capital will both increase to 3 billion Yuan. The shareholding structure will be:

Serial No.	Name of shareholder	Contribution amount	Shareholding percentage
1.	China Life Insurance (Group) Company	1.2 billion Yuan	40%
2.	China Life Insurance Company Limited	1.8 billion Yuan	60%

5.4 Financial statements

The financial statements since Party A’s incorporation that Party A provides to Party B and Party C as requested by Party B and Party C, including the balance sheets, the profit statements, the statements of changes in shareholder equity are prepared according to applicable laws and accounting standards for business entities, which, in all material respects, fairly reflect the financial conditions and business results of Party A.

5.5 Property rights

With respect to the properties that Party A claims ownership of, including all properties reflected in the balance sheets, Party A has the absolute ownership rights and such properties are not subject to or affected by the rights of any other party.

5.6 Taxation

Party A reports and pays taxes in accordance with PRC laws and regulations. All documents related to such reports are true, accurate and complete.

5.7 No material adverse changes

From the date of the balance sheets until the date of this Agreement, there are neither material adverse changes to its business operations, assets or reputation of Party A, nor any events that may result in such material adverse changes.

5.8 Compliance with applicable laws and governmental authorization

(1) From its incorporation until the date of this Agreement, Party A has strictly complied with laws and regulations that are applicable to its business operations;

(2) From its incorporation until the date of this Agreement, Party A has never violated applicable laws, or engaged in any activities that gave rise to any liability or required it to, partially or in whole, assume fees or take remedial measures of any nature.

(3) From its incorporation until the date of this Agreement, Party A has never received any notification or other materials from any governmental departments or other legal persons alleging Party A’s non-compliance with applicable laws.

5.9 Litigation, arbitration and other legal proceedings

As of the date of this Agreement, there is no litigation, arbitration or other legal proceedings that may impede, postpone, delay, illegalize, or otherwise interfere with Party A’s execution and performance of this Agreement.

5.10 No defaults

From its incorporation until the date of this Agreement, Party A has strictly complied with and properly performed applicable terms and stipulations under the agreements which specify Party A’s liabilities and obligations or restrict Party A’s ownership and usage of its properties. No default has occurred.

5.11 Disclosure

There are no misrepresentations in the representations, undertakings and warranties made by Party A hereunder. All information and materials relating to this Agreement provided in writing by Party A to Party B and Party C are true and accurate in all material respects.

Article 6. Party B’s representations, undertakings and warranties

Party B hereby represents, undertakes and warrants to Party A that:

6.1 Organization and status

Party B is a company with limited liability duly organized and validly existing under PRC laws.

6.2 Authorization, no conflicts

(1) Authorization. Unless otherwise specified herein, Party B has obtained all necessary authorizations to execute and perform this Agreement. Upon taking effect, this Agreement would constitute legal, effective and binding obligations of Party B.

(2) No conflicts. Party B’s execution and performance of this Agreement will not: 1) result in Party B’s breach of any provisions under Party B’s organization documents or any resolutions passed by Party B’s internal decision-making departments; 2) conflict with or result in the violation of any agreements, or any provisions or specifications under any documents, to which Party B is a party, binding upon Party B, or result in a default under such agreements or documents; or 3) result in the violation of any applicable laws.

6.3 Litigation, arbitration and other legal proceedings

As of the date of this Agreement, there is no litigation, arbitration or other legal proceedings that may impede, postpone, delay, illegalize, or otherwise interfere with Party B’s execution and performance of this Agreement.

6.4 Cooperation

Party B undertakes to assist Party A in obtaining from relevant government authorities all authorizations, approvals, filings, registrations, consents, permits required under this Agreement and any other documents that need any other party’s approval.

Article 7. Party C’s representations, undertakings and warranties

Party C hereby represents, undertakes and warrants to Party A that:

7.1 Organization and status

Party C is a joint stock company duly organized and validly existing under PRC laws.

7.2 Authorization, no conflicts

(1) Authorization. Unless otherwise specified herein, Party C has obtained all necessary authorizations to execute and perform this Agreement. Upon taking effect, this Agreement would constitute legal, effective and binding obligations of Party C.

(2) No conflicts. Party C’s execution of this Agreement and its fulfillment of the Capital Increase will not: 1) result in Party C’s breach of any provisions under Party C’s organization documents or any resolutions passed at Party A’s board meetings or shareholders’ meetings; 2) conflict with or result in the violation of any agreements, or any provisions or specifications under any documents binding upon Party C and to which Party C is a party, or result in a default under such contracts or documents; or 3) result in the violation of any applicable laws.

7.3 Litigation, arbitration and other legal proceedings

As of the date of this Agreement, there is no litigation, arbitration or other legal proceedings that may impede, postpone, delay, illegalize, or otherwise interfere with Party C’s execution and performance of this Agreement.

7.4 Cooperation

Party C undertakes to assist Party A in obtaining from relevant government authorities all authorizations, approvals, filings, registrations, consents, permits required under this Agreement and any other documents that need any other party’s approval.

Article 8. Preconditions

Party A’s carrying out of the Capital Increase shall be subject to the following preconditions:

8.1 Approval by internal decision-making body

Decision-making bodies of the Parties have approved the Capital Increase according to applicable laws and their respective articles of association.

8.2 No injunctions

As of the date the Capital Increase is approved, there are no regulations, injunctions or decisions that:

(1) Party A is not allowed to carry out the Capital Increase;

(2) were promulgated or passed which prohibit Party A from carrying out the Capital Increase since the effective date of this Agreement.

8.3 No material defaults

As of the date the Capital Increase is approved, none of the Parties hereto is in material default.

Article 9. Default liabilities

9.1 Events of default

The Parties hereto shall strictly follow the covenants hereunder. Any of the following events will be deemed as a default:

(1) Any Party hereto fails to perform or fully perform its obligations hereunder;

(2) Any representations, undertakings or warranties made under this Agreement by any Party hereto are, in any material respect, false or inaccurate; or any Party violates the representations, undertakings or warranties it made hereunder.

9.2 Default liability

(1) If Party B or Party C fails to pay timely, pay, or pay in full the cash contribution price specified hereunder, such Party shall pay a defaulting fee to Party A, which will be calculated as 0.021% for each day overdue. If such default continues for 15 consecutive working days, this Agreement shall be terminated automatically.

(2) Except for the above mentioned situation, in the event that any direct loss is incurred due to other defaulting activities of any Party hereto, the defaulting Party shall assume liabilities for compensating such direct loss.

Article 10. Expenditure and tax

10.1 Expenditure

The Parties hereto shall assume their own costs and expenditures incurred in respect of the preparation, execution and performance of this Agreement, respectively. Unless otherwise agreed, in the event that this Agreement is terminated, the Parties shall perform their payment obligations according to the defaulting liabilities as specified under this Agreement.

10.2 Tax

The Parties hereto shall respectively assume their own tax and other expenditures incurred due to the execution and performance of this Agreement as required by applicable laws. For such tax and expenditures that are not provided under laws, each Party shall assume at a same proportion.

Article 11. Confidentiality

11.1 Any Party hereto shall be liable and obliged to keep strictly confidential the execution and performance of this Agreement, the substances and information contained hereunder, and the trade secrets that come to their knowledge during the negotiation, execution and performance of this Agreement. Such obligations and liabilities shall survive the termination of this Agreement, except for such information which:

(1) is or become available to other person who are not liable for the confidentiality of such information by any Party hereby without violating provisions under this Agreement;

(2) is provided, disclosed or used as required by legal proceedings or as requested by legal regulatory authorities;

(3) is received legally from any other party which is not subject to confidentiality liabilities for such information.

11.2 In the event that the transaction hereunder is not fully completed, any Party shall, at the request of the other Parties, return or destroy the written information regarding such Parties.

Article 12. Notice

12.1 All notices or other communications under this Agreement from any Party to the other Parties hereto shall be made in writing and sent by courier or facsimile or express mail. Such notices or communications shall be deemed to be duly given:

(1) If sent by courier, when signed by the recipient;

(2) If sent by facsimile, on the date when properly transmitted (transmission record requested), or the following working day if such day is a non-working day.

(3) If sent by express mail, the third day (in case of non-working day, upon the hand-over to the express delivery service company, or the following working day if such day is a non-working day.

12.2 All notices and communications shall be sent to the following addresses, or other addresses if the Party notifies in writing as required by this Agreement:

Party A: China Life Insurance Asset Management Company Limited

Tel: 010 66221188

Postal code: 100140

Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Party B: China Life Insurance (Group) Company

Tel: 010 66009999

Postal code: 100140

Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Party C: China Life Insurance Company Limited

Tel: 010 85659999

Address: China Life Tower, No. 16 Chao Wai Street, Chao Yang District, Beijing

Article 13. Effectiveness and termination of the Agreement

13.1 Effectiveness

(1) This Agreement shall become effective upon execution by the Parties’ respective legal representative or authorized representatives, the official seals affixed hereon and as of the date the Capital Increase approved by Approval Authorities.

(2) The transaction contemplated herein will constitute the related party transaction between Party A and/or Party B and/or Party C under Hong Kong Stock Exchange Listing Rules (the “HKSE Rules”) and the Interim Administrative Measures on the Related Party Transactions of Insurance Companies (the “Interim Measures”). This Agreement and the performance hereunder shall be in compliance with the HKSE Rules and the Interim Measures.

(3) This Agreement and the performance hereunder shall be in compliance with the HKSE Rules as amended and in effect from time to time, the Shanghai Stock Exchange Listing Rules, the Interim Measures and other laws and normative documents. As preconditions for the transaction contemplated herein, the Parties undertake to comply with the requirements and provisions under such rules, measures, laws, regulations and normative documents.

13.2 Termination

This Agreement may be terminated:

(1) when the Parties agree to terminate this Agreement in writing;

(2) upon the receipt of notification by the defaulting Party from the other Parties when such defaulting Party’s serious violation against provisions hereunder has caused material loss to the other Parties or made it impossible to realize the subject matter hereunder;

(3) upon the receipt of notification to terminate from the other Parties in the event that such Party becomes bankrupt, or a subject of dissolution and liquidation, or becomes unable to pay material debts; or

(4) in accordance with other circumstances specified under other provisions of this Agreement.

In the event that this Agreement is terminated according to Item (1), none of the Parties shall be liable for the other Parties for default.

Article 14. Governing laws and dispute resolution

14.1 Governing laws

The execution, effectiveness, interpretation and performance of this Agreement is governed by PRC laws.

14.2 Dispute resolution

(1) Any dispute arising out of or in connection with this Agreement shall be resolved at the first instance through friendly consultation among the Parties. If, within 30 days following the date on which such dispute occurred, the aforesaid consultation fails, any Party shall have the right to submit the dispute to China International Economic Trade and Arbitration Commission (“CIETAC”) for arbitration according to the then effective rules. The arbitration award shall be final and binding upon the Parties. Fees incurred by such arbitration, the execution of arbitration award and reasonable legal fees of the prevailing parties shall all be borne by the losing party.

(2) When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their respective remaining rights and fulfill their remaining obligations hereunder.

Article 15. Force Majeure

15.1 If any Party is affected by an event of force majeure (force majeure shall mean any event which is unforeseeable, unavoidable, and unovercomable by any Party, which arises after the date of execution of this Agreement, and makes it objectively impossible for any Party to perform, partially or in a whole, this Agreement, including with no limitation to flood, fire, drought, typhoon, earthquake, other natural disasters, strike, riot, rebellion, war, action or omission by governmental departments) and fails to perform all or part of the obligations hereunder, the performance of such obligations shall be suspended so long as such event lasts.

15.2 Any Party claiming an event of force majeure shall, to the extent practicable, promptly notify the other Parties the occurrence of such event in writing, and within 10 working days upon the occurrence of such event, provide evidence on such occurrence and the duration of such event to the other Parties through the ways of notice acceptable under this Agreement. Any Party which claims that an event of force majeure makes its performance of this Agreement objectively impossible shall exert reasonably practicable efforts and take appropriate measures to eliminate or alleviate the influence of such event.

15.3 During an event of force majeure, the Parties, except for the issues affected by such event, shall respectively continue to perform other obligations hereunder. After the elimination or termination of such event, the Parties shall resume the performance of their respective obligations hereunder; however, if performance of this Agreement is suspended for 30 days due to such event, any Party may have the right to notify the other Parties in writing to terminate this Agreement.

15.4 If any Party fails to perform or delay the performance of its obligations hereunder due to an event of force majeure, it shall not assume liabilities for any damage, expense increase or loss incurred herein to the other Parties.

Article 16. Miscellaneous

16.1 Amendment

(1) The Party seeking to amend this Agreement shall provide written notice to the other Parties at least 30 days prior to the amendment.

(2) This Agreement shall only be amended or revised in writing upon the signatures of legal representatives of the Parties and the approval by the Parties after taking proper corporate actions and their respective official seals affixed. Such amendment shall comply with provisions under the HKSE Rules, the Interim Measures and other laws, regulations and normative documents.

(3) In the event that the performance of this Agreement is affected due to changes in PRC laws, regulations and departmental rules, the Parties shall, in accordance with the principle of fairness and equality, revise the affected provisions promptly through friendly consultation to eliminate or alleviate the influence on the performance of such provisions arising out of the changes in applicable rules.

(4) Any matter not addressed herein shall be resolved by the Parties through consultation. A supplemental agreement or specific rules may be executed when necessary, and shall be deemed as an indispensible part of this Agreement and having the same effect as this Agreement.

16.2 Successors and assigns

Without prior consent of the other Parties, any Party hereto shall not transfer this Agreement or any rights or obligations hereunder.

16.3 Severability

If any part, article or provision of this Agreement is rendered void, illegal or unenforceable under any circumstances by any arbitration body or court, such voidness, illegality or unenforceability shall not invalidate the remaining provisions of this Agreement.

16.4 Waiver

The waiver of any right or rights, power or privilege under this Agreement by any Party shall not be deemed as a waiver of other rights, power and privilege. No failure to exercise and no delay in exercising, on the part of any Party, of any right or rights, power or the privilege under this Agreement shall operate as a waiver thereof.

16.5 Counterparts

This Agreement shall be executed in ten counterparts, each party holding two counterparts. Party A holds the remaining four counterparts for the handling of a variety of approvals, registration and filing procedures with competent government authorities. Each counterpart shall have the same legal effect.

In witness hereof, each Party has caused its duly authorized representative to execute this Agreement on the date first set forth above.

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[Execution Page]

Party A: China Life Insurance Asset Management Company Limited (Seal)

Legal representative or authorized representative

Party B: China Life Insurance (Group) Company (Seal)

Legal representative or authorized representative

Party C: China Life Insurance Company Limited (Seal)

Legal representative or authorized representative